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                                                                   EXHIBIT 12(C)
                                                                     Page 1 of 1

    THE COMBINED CLEVELAND ELECTRIC ILLUMINATING AND TOLEDO EDISON COMPANIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                             (Pre-Income Tax Basis)
                             (Thousands of Dollars)

     Statement Setting Forth Computations Showing Satisfaction of the Requirements Specified in Regulation S-K, Item 503(d):

                                                          YEAR ENDED DECEMBER 31,                          6 MONTHS     6 MONTHS
                                    -------------------------------------------------------------------      ENDED        ENDED
                                       1989          1990          1991          1992          1993         6/30/93      6/30/94
                                    ----------    ----------    ----------    ----------    -----------    ---------    ---------
Net Income (Loss).................. $  330,919    $  323,752    $  295,771    $  275,616    ($  876,422)   $100,963     $109,443
  Add
    Federal Income Taxes Expense
      (Credit).....................    193,651       107,877       168,130       128,532       (387,445)     38,696       46,244
    Interest (a)...................    419,765       421,487       404,858       381,601        373,700     185,987      184,961
    Provision for Interest Element
      of Rentals (b)...............    207,638       204,703       205,839       197,586        193,396      96,418       94,991
                                    ----------    ----------    ----------    ----------    -----------    ---------    ---------
         Total Earnings............ $1,151,973    $1,057,819    $1,074,598    $  983,335    ($  696,771)   $422,064     $435,639
                                    ==========    ==========    ==========    ==========    ===========    ==========   ==========
Fixed Charges and Preferred Stock
Dividends (pre-income tax basis)
  Preferred stock dividends
  accrued.......................... $   65,617    $   61,841    $   60,649    $   64,507    $    67,132    $ 32,597     $ 33,226
  Less portion of 4 1/4% preferred
    dividends which are tax
    deductible.....................        280           280           280           280            272         140          136
                                    ----------    ----------    ----------    ----------    -----------    ---------    ---------
                                    $   65,337    $   61,561    $   60,369    $   64,227    $    66,860    $ 32,457     $ 33,090
  Ratio of income before taxes to
    income (c).....................       1.59          1.33          1.57          1.47           1.44        1.38         1.42
                                    ----------    ----------    ----------    ----------    -----------    ---------    ---------
  Above total adjusted to
    requirement before federal
    income taxes...................    103,886        81,876        94,779        94,414         96,278      44,791       46,988
  Portion of 4 1/4% preferred
    dividends which are tax
    deductible.....................        280           280           280           280            272         140          136
  Fixed Charges....................    627,403       626,190       610,697       579,187        567,096     282,405      279,952
                                    ----------    ----------    ----------    ----------    -----------    ---------    ---------
         Total Fixed Charges and
           Preferred Stock
           Dividends............... $  731,569    $  708,346    $  705,756    $  673,881    $   663,646    $327,336     $327,076
                                    ==========    ==========    ==========    ==========    ===========    ==========   ==========
Ratio of Earnings to Fixed Charges
  and Preferred Stock Dividends
  (pre-income tax basis)...........       1.57          1.49          1.52          1.46          (1.05)       1.29         1.33
                                    ==========    ==========    ==========    ==========    ===========    ==========   ==========

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(a) Includes interest on first mortgage bonds, bank loans, commercial paper, pollution control notes, and other interest included in operation expenses; amortization of net premium, discount and expense on debt; and capitalized interest on nuclear fuel lease obligations.

(b) Includes the interest component of Beaver Valley and Bruce Mansfield sale and leaseback rentals, leased nuclear fuel in the reactor, and other miscellaneous rentals.

(c) Computation of ratio of income before taxes to income:

  Income (Loss).................... $  330,919    $  323,752    $  295,771    $  275,616    ($  876,422)   $100,963     $109,443
  Federal income tax expense
    (credit).......................    193,651       107,877       168,130       128,532       (387,445)     38,696       46,244
                                    ----------    ----------    ----------    ----------    -----------    ---------    ---------
  Income (Loss) before taxes....... $  524,570    $  431,629    $  463,901    $  404,148    ($1,263,867)   $139,659     $155,687
                                    ==========    ==========    ==========    ==========    ===========    ==========   ==========
  Ratio of income before taxes to
    income.........................       1.59          1.33          1.57          1.47           1.44        1.38         1.42
                                    ==========    ==========    ==========    ==========    ===========    ==========   ==========